                                                                    Exhibit 99.1

--------------------------------------------------------------------------------


                                  NEWS RELEASE
                                   MAY 1, 2002
           ----------------------------------------------------------

                             KANKAKEE BANCORP, INC.

           ----------------------------------------------------------
           310 South Schuyler Avenue
           P.O. Box 3                                   (815) 937-4440
           Kankakee, IL  60901-0003            Fax      (815) 937-3674

For more information contact:
         Larry D. Huffman, President and CEO            For Immediate Release

--------------------------------------------------------------------------------

 Preliminary Voting Results Indicate that Kankakee Bancorp, Inc.'s Stockholders
 ------------------------------------------------------------------------------
         Elected the Board's Nominees to Serve on the Board of Directors
         ---------------------------------------------------------------

Kankakee, Illinois.....(May 1, 2002) Kankakee Bancorp, Inc. (AMEX:KNK),
announced today that the preliminary vote tally from the April 26, 2002, annual meeting of stockholders indicates that William Cheffer and Michael A. Stanfa, the board of directors' nominees, were re-elected to serve on the board of directors with terms expiring in 2005.

The preliminary vote tally, prepared by IVS Associates, Inc., the independent inspectors of election, shows that votes "FOR" William Cheffer and Michael A. Stanfa totaled 603,911 and 605,598, respectively. Votes "FOR" the Committee to Preserve Shareholders Value's nominees, Lawrence Seidman and Robert Williamson, each totaled 478,434. In addition, over 85% of the total outstanding shares approved the selection of McGladrey & Pullen, LLP to serve as Kankakee Bancorp's independent auditors for 2002.

The preliminary tally may be subject to a customary review and challenge session with the independent inspectors of election, after which the results will be certified.

Kankakee Bancorp, Inc., and Kankakee Federal Savings Bank, are headquartered in Kankakee, Illinois, which is 60 miles directly south of downtown Chicago. In addition to its main office, the Bank operates fourteen offices in the following Illinois communities: Ashkum, Bourbonnais, Bradley, Braidwood, Champaign, Coal City (2), Diamond, Dwight, Herscher, Hoopeston, Manteno, Momence and Urbana.

This release may contain forward looking statements. Forward looking statements are identifiable by the inclusion of such qualifications as expects, intends, believes, may, likely or other indications that the particular statements are not based upon facts but are rather based upon the Company's beliefs as of the date of this release. Actual events and results may differ significantly from those described in such forward looking statements, due to changes in the economy, interest rates or other factors. For additional information about these factors, please review our filings with the Securities and Exchange Commission.